Exhibit 10.1

[Table Trac Inc. letterhead]

December 20, 2017

Randy W. Gilbert

224 Ridgeview Drive E

Wayzata, MN 55391

SU:	Offer Letter for position of CFO with Table Trac, Inc.

Dear Randy,

Bob, Lou and I have appreciated and respected your achievements to date. Our assessment of your competence and work ethic were swift and we feel you are a good fit with the diversity of tasks we need filled and your enthusiastic response to those wide ranging hands-on needs.

We have demonstrated that Table Trac is a solid company built on firm fundamentals that is posed for significant growth. As a small well positioned company, Table Trac presents you with the challenge and opportunity of growth and, the rewards that come from both.

We are confident of your ability to make significant contributions to helping lead Table Trac to its potential value and, believe you would find great professional reward in being a part of our organization.

Below is Table Trac Inc's offer consisting of four elements:

Signing Bonus vests over 4 years:	Year 1		20,000	shares
1 year restricted shares	Year 2		10,000	shares
	Year 3		10,000	shares
	Year 4		10,000	shares
Base Salary:	$135,000

New Customer Install Bonus There were 12 in 2017 ex 15 in 2018	$1,000	each ex	$15,000

2018 plan Bonus pays proportional	$30,000	cash
At 60% 80% 100% 120% of plan	10,000	shares

Stock Awards you can opt for up to 40% cash value to cover taxes.

Agreed 12/20/2017	Accepted

/s/ Chad Hoehne	/s/ Randy Gilbert
Chad Hoehne	Randy Gilbert
President & CEO

610 Baker Road, Suite 206, Minnetonka, MN 55345

952-548-8877 phone 952-938-5629 fax